CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated December 10, 1997 relating to the financial statements and financial highlights appearing in the
October 31, 1997 Annual Reports to Shareholders of Colonial International Horizons Fund and Colonial International Fund for Growth, each a series of
Colonial Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "International Fund's Financial History" in Exhibit B of the Prospectus, which also constitutes part of this Registration Statement.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, MA
May 5, 1998